As filed with the Securities and Exchange Commission on March 16, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEAVE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	26-3302902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1331 W Powell Way
Lehi, Utah 84043
(Address of Principal Executive Offices) (Zip Code)

Weave Communications, Inc. 2021 Equity Incentive Plan
Weave Communications, Inc. 2021 Employee Stock Purchase Plan
Weave Communications, Inc. 2022 Inducement Equity Incentive Plan
(Full Title of the Plans)

Brett White
Chief Executive Officer
Weave Communications, Inc.
1331 W Powell Way
Lehi, Utah 84043
(Name and Address of Agent for Service)
(888) 579-5668
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Scott M. Iyama, Esq.
William L. Hughes, Esq.

Niki Fang, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Tel: (415) 773-5700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1    Plan Information.*
Item 2    Registration Information and Employee Plan Annual Information.*
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
•The Registrant’s Annual Report on Form 10-K filed with the Commission on March 16, 2023 (File No. 001-40998);
•All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and
•The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 001-40998) filed with the Commission on November 2, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
All documents, reports and definitive proxy or information statements filed by the Registrant on or after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
I-1

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation (the “Restated Charter”) and amended and restated bylaws (the “Restated Bylaws”) provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Restated Charter provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Restated Charter and Restated Bylaws provide that the Registrant will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.
The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with the Registrant’s future directors and executive officers.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.Exhibits.
The following documents are filed as exhibits to this Registration Statement.

		Incorporated By Reference
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-40998	3.1	November 18, 2021
4.2	Amended and Restated Bylaws of the Registrant	8-K	001-40998	3.2	November 18, 2021
4.3	Form of Registrant’s Common Stock Certificate	S-1/A	333-260321	4.1	November 2, 2021
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP					X
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)					X
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm					X
24.1	Power of Attorney (included in the signature page to this Registration Statement)					X
99.1	Weave Communications, Inc. 2021 Equity Incentive Plan and related forms of award agreements thereunder	S-1/A	333-260321	10.3	November 2, 2021
99.2	Weave Communications, Inc. 2021 Employee Stock Purchase Plan	S-1/A	333-260321	10.4	November 2, 2021
99.3	Weave Communications, Inc. 2022 Inducement Equity Incentive Plan and related forms of award agreements thereunder	10-K	001-40998	10.6	March 16, 2023
107	Filing Fee Table					X

Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, Utah, on March 16, 2023.

WEAVE COMMUNICATIONS, INC.

By:	/s/ Brett White
Name: Brett White
Title: Chief Executive Officer

6

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brett White, Alan Taylor and Erin Goodsell, and each of them, such individual’s true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. This Power of Attorney may be signed in one or more counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Brett White	Chief Executive Officer and Director (principal executive officer)	March 16, 2023
Brett White
/s/ Alan Taylor	Chief Financial Officer (principal financial and accounting officer)	March 16, 2023
Alan Taylor
/s/ David Silverman	Director	March 16, 2023
David Silverman
/s/ Tyler Newton	Director	March 16, 2023
Tyler Newton
/s/ Blake G Modersitzki	Director	March 16, 2023
Blake G Modersitzki
/s/ George P. Scanlon	Director	March 16, 2023
George P. Scanlon
/s/ Stuart C. Harvey Jr.	Director and Chairperson of the Board of Directors	March 16, 2023
Stuart C. Harvey Jr.
/s/ Debora Tomlin	Director	March 16, 2023
Debora Tomlin